NEWS RELEASE
ROB FREDERICK	LEANNE CUNNINGHAM
VICE PRESIDENT	SENIOR VICE PRESIDENT
BROWN-FORMAN BRAND & COMMUNICATIONS	SHAREHOLDER RELATIONS OFFICER
502-774-7707	502-774-7287

BROWN-FORMAN REPORTS SOLID FIRST HALF RESULTS

Louisville, KY, December 8, 2020 - Brown-Forman Corporation (NYSE: BFA, BFB) announced financial results for its second quarter and first half of fiscal 2021. For the second quarter, the company’s reported net sales1 of $985 million were essentially flat (+4% on an underlying basis2) compared to the same prior-year period. In the quarter, reported operating income decreased 6% to $330 million (+6% on an underlying basis) and diluted earnings per share declined 15% to $0.50.

For the first six months of the fiscal year, the company’s reported net sales decreased 1% to $1,738 million (+4% on an underlying basis) compared to the same prior-year period. Year-to-date reported operating income increased 19% to $717 million (+11% on an underlying basis) and diluted earnings per share grew 20% to $1.17.

    Brown-Forman’s President and Chief Executive Officer Lawson Whiting stated, “We continue to be pleased with our underlying top-line growth in the first half. Notably, our business accelerated in the second quarter amidst an unprecedented environment. These results are a testament to the resilience of our people, the strength of our brands, and the agility that so many before us today have demonstrated over the company’s last 150 years. As the pandemic continues, our focus remains on prioritizing the safety of our employees, meeting the needs of our consumers and business partners, and pursuing our long-term strategy.”

First Half of Fiscal 2021 Highlights
•Underlying net sales grew 4% (-1% reported)
◦The United States grew underlying net sales 9% (+3% reported) while our developed international3 markets grew underlying net sales 10% (+10% reported). Underlying net sales in our emerging markets were flat (-13% reported).
◦Jack Daniel’s family of brands underlying net sales grew 2% (-3% reported). Underlying net sales growth from Jack Daniel’s RTDs3, Jack Daniel’s Tennessee Apple, Jack Daniel’s Tennessee Honey, and Gentleman Jack was partially offset by an unfavorable channel mix shift in Jack Daniel’s Tennessee Whiskey.
◦Premium bourbons grew underlying net sales 22% (+18% reported) driven by sustained double-digit growth across Woodford Reserve and Old Forester.
◦The tequila portfolio grew underlying net sales 13% (+5% reported) led by strong volume-driven increases from New Mix in Mexico and el Jimador in the United States, which additionally benefited from higher prices. Herradura’s underlying net sales declined 2% (-4% reported) as lower volumes, primarily in Mexico, more than offset double-digit growth in the United States.
◦Non-branded and bulk underlying net sales declined 33% (-34% reported) primarily reflecting lower demand and pricing for used barrels.

• Underlying operating income increased 11% (+19% reported) driven primarily by operating expense leverage.

First Half of Fiscal 2021 Brand Results

The Jack Daniel’s family of brands underlying net sales growth was driven by Jack Daniel’s RTDs, the ongoing launch of Jack Daniel’s Tennessee Apple, and broad-based volume growth from Jack Daniel’s Tennessee Honey and Gentleman Jack. Underlying net sales decline for Jack Daniel’s Tennessee Whiskey was driven by lower volumes in certain emerging markets and our Travel Retail channel reflecting travel bans and other restrictions related to COVID-19, along with unfavorable channel mix effect in the United States and developed international markets related to significant restrictions in the on-premise channel.

Brown-Forman’s portfolio of premium bourbon brands sustained their double-digit underlying net sales growth. Woodford Reserve’s gains were fueled by strong consumer takeaway trends in the United States, slightly offset by volume declines in Travel Retail. Old Forester’s robust double-digit underlying net sales growth was powered by ongoing volumetric gains and favorable mix from the brand’s high-end expressions.

The company’s tequila brands contributed to underlying net sales growth through the first half led by higher volumes of New Mix in Mexico. el Jimador’s underlying net sales growth was driven by volumetric growth and higher pricing in the United States, while Herradura’s underlying net sales declines reflected lower volumes, primarily in Mexico, more than offsetting higher volumes, prices, and favorable product mix in the United States.

First Half of Fiscal 2021 Market Results

From a geographic perspective, underlying net sales growth in the United States and developed international markets was partially offset by declines in Travel Retail and used barrels.

In the United States, strong underlying net sales growth was led primarily by volumetric gains for our premium bourbons, Woodford Reserve and Old Forester, Jack Daniel’s RTDs, Jack Daniel’s Tennessee Honey, Gentleman Jack, Herradura, and el Jimador. These gains were partially offset by declines in Jack Daniel’s Tennessee Whiskey reflecting an unfavorable channel mix effect resulting from COVID-19 restrictions in the on-premise channel.

Double-digit underlying net sales growth in developed international markets was fueled by Jack Daniel’s RTDs, the launch of Jack Daniel’s Tennessee Apple in a number of countries, Jack Daniel’s Tennessee Honey, and Gentleman Jack.

The company’s emerging markets registered sequential improvement in the second quarter resulting in flat underlying net sales growth (-13% reported) for the first half of fiscal 2021 led by Brazil, Mexico, and Poland but offset by broad-based declines in Southeast Asia, Russia, India, and several Latin American markets as COVID-19 adversely affected these markets.

Underlying net sales in Travel Retail continued to be significantly impacted by the continuation of travel bans and restrictions.

First Half of Fiscal 2021 Other P&L Items

Volumes grew 15% led primarily by Jack Daniel’s RTDs and New Mix. Company-wide price/mix decreased 12% reflecting the portfolio mix shift with growth from lower-priced brands (Jack Daniel’s RTDs and New Mix) and unfavorable channel mix effect resulting from the COVID-19 related restrictions in the on-premise channel.

Underlying gross profit declined 1% (-6% reported) and reported gross margin contracted 350 basis points to 60.2% driven by higher input costs, lower fixed cost absorption, and the negative effect of both the portfolio and channel mix shift discussed above.

The company’s investment in underlying advertising declined 23% (-23% reported) reflecting the phasing of spend, a reduction in on-premise activations, and the cancellation of consumer events and sponsorships given the current environment. The company anticipates advertising investments to accelerate significantly over the balance of the fiscal year. Underlying SG&A declined 6% (-6% reported) driven by the tight management of discretionary spend.

Underlying operating income increased 11% (+19% reported) driven primarily by operating expense leverage, which we expect will reverse in the second half of the fiscal year.

Diluted earnings per share increased 20% to $1.17 including an estimated $0.19 per share gain from the sale of the Canadian Mist, Early Times, and Collingwood brands.

Financial Stewardship - 37th Year of Consecutive Increase in Regular Dividend

On November 19, 2020, the Brown-Forman Board of Directors announced a 3% increase in the regular quarterly cash dividend to $0.1795 per share on the Class A and Class B common stock. This marks the company’s 76th consecutive year of paying a dividend and 37th year of uninterrupted increases in their regular quarterly cash dividend. The quarterly cash dividend is payable on January 4, 2021, to stockholders of record on December 4, 2020.

Fiscal Year 2021 Outlook

The company continues to face substantial uncertainty in the rapidly evolving environment due to COVID-19 and its effect on the global economy. As a result of this ongoing uncertainty and expected volatility, the company is not providing quantitative guidance for fiscal year 2021. Jane Morreau, Executive Vice President and Chief Financial Officer, noted “We believe our financial and business fundamentals remain strong, allowing us to navigate this highly dynamic environment while remaining focused on our long-term strategic priorities.” Morreau added, “In our 150 year history, we have experienced many unforeseen turbulent events and have emerged stronger. We believe this time will be no different.”

Conference Call Details

Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including the Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Apple, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Coopers’ Craft, Herradura, New Mix, Sonoma-Cutrer, Chambord, BenRiach, GlenDronach, Slane, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,800 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the resulting negative economic impact and related governmental actions
•Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Dependence upon the continued growth of the Jack Daniel’s family of brands
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Decline in the social acceptability of beverage alcohol in significant markets
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Inventory fluctuations in our products by distributors, wholesalers, or retailers
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Counterfeiting and inadequate protection of our intellectual property rights
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of key information technology systems, or failure to comply with personal data protection laws
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, board of directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2019 and 2020
(Dollars in millions, except per share amounts)

	2019	2020	Change

Net sales	$989	$985	0%
Cost of sales	370	404	10%
Gross profit	619	581	(6%)
Advertising expenses	112	95	(15%)
Selling, general, and administrative expenses	158	155	(2%)
Other expense (income), net	(3)	1
Operating income	352	330	(6%)
Non-operating postretirement expense	1	2
Interest expense, net	20	19
Income before income taxes	331	309	(7%)
Income taxes	49	69
Net income	$282	$240	(15%)

Earnings per share:
Basic	$0.59	$0.50	(15%)
Diluted	$0.59	$0.50	(15%)

Gross margin	62.7%	59.0%
Operating margin	35.6%	33.5%

Effective tax rate	15.0%	22.1%

Cash dividends paid per common share	$0.1660	$0.1743

Shares (in thousands) used in the
calculation of earnings per share
Basic	477,680	478,506
Diluted	480,481	480,748

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2019 and 2020
(Dollars in millions, except per share amounts)

	2019	2020	Change

Net sales	$1,755	$1,738	(1%)
Cost of sales	638	692	9%
Gross profit	1,117	1,046	(6%)
Advertising expenses	204	157	(23%)
Selling, general, and administrative expenses	322	303	(6%)
Gain on sale of business	—	(127)
Other expense (income), net	(9)	(4)
Operating income	600	717	19%
Non-operating postretirement expense	2	3
Interest expense, net	39	39
Income before income taxes	559	675	21%
Income taxes	91	111
Net income	$468	$564	21%

Earnings per share:
Basic	$0.98	$1.18	20%
Diluted	$0.97	$1.17	20%

Gross margin	63.7%	60.2%
Operating margin	34.2%	41.2%

Effective tax rate	16.3%	16.4%

Cash dividends paid per common share	$0.3220	$0.3486

Shares (in thousands) used in the
calculation of earnings per share
Basic	477,522	478,413
Diluted	480,282	480,585

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2020	October 31, 2020
Assets:
Cash and cash equivalents	$675	$964
Accounts receivable, net	570	879
Inventories	1,685	1,715
Other current assets	335	257
Total current assets	3,265	3,815

Property, plant, and equipment, net	848	828
Goodwill	756	759
Other intangible assets	635	654
Other assets	262	294
Total assets	$5,766	$6,350

Liabilities:
Accounts payable and accrued expenses	$517	$601
Accrued income taxes	30	63
Short-term borrowings	333	358
Total current liabilities	880	1,022

Long-term debt	2,269	2,309
Deferred income taxes	177	146
Accrued postretirement benefits	297	297
Other liabilities	168	173
Total liabilities	3,791	3,947

Stockholders’ equity	1,975	2,403

Total liabilities and stockholders’ equity	$5,766	$6,350

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2019 and 2020
(Dollars in millions)

	2019	2020

Cash provided by operating activities	$187	$283

Cash flows from investing activities:
Proceeds from sale of business	—	177
Acquisition of business, net of cash acquired	(22)	—
Additions to property, plant, and equipment	(48)	(29)
Other	(5)	(1)
Cash provided by (used for) investing activities	(75)	147

Cash flows from financing activities:
Net change in short-term borrowings	2	26
Acquisition of treasury stock	(1)	—
Dividends paid	(158)	(167)
Other	(26)	(14)
Cash used for financing activities	(183)	(155)

Effect of exchange rate changes on cash and cash equivalents	(1)	14

Net increase (decrease) in cash and cash equivalents	(72)	289

Cash and cash equivalents, beginning of period	307	675

Cash and cash equivalents, end of period	$235	$964

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2020	October 31, 2020	April 30, 2020

Reported change in net sales	—%	(1)%	1%
Foreign exchange	1%	1%	1%
Estimated net change in distributor inventories	3%	4%	(2)%

Underlying change in net sales	4%	4%	—%

Reported change in gross profit	(6)%	(6)%	(2)%
Foreign exchange	1%	1%	—%
Estimated net change in distributor inventories	4%	5%	(2)%

Underlying change in gross profit	—%	(1)%	(3)%

Reported change in advertising expenses	(15)%	(23)%	(3)%
Acquisitions and divestitures	1%	—%	—%
Foreign exchange	—%	—%	1%

Underlying change in advertising expenses	(15)%	(23)%	(2)%

Reported change in SG&A	(2)%	(6)%	—%
Acquisitions and divestitures	—%	—%	(1)%
Foreign exchange	—%	—%	2%

Underlying change in SG&A	(2)%	(6)%	1%

Reported change in operating income	(6)%	19%	(5)%
Acquisitions and divestitures	1%	(20)%	—%
Chambord Impairment	—%	—%	1%
Foreign exchange	4%	2%	—%
Estimated net change in distributor inventories	8%	10%	(3)%

Underlying change in operating income	6%	11%	(6)%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Six Months Ended October 31, 2020

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	13%	2%	(1)%	—%	—%	5%	4%
Jack Daniel’s family of brands	13%	1%	(3)%	—%	—%	5%	2%
Jack Daniel’s Tennessee Whiskey	(6)%	(6)%	(12)%	—%	1%	5%	(7)%
Jack Daniel’s RTD and RTP	36%	36%	37%	—%	—%	(4)%	34%
Jack Daniel’s Tennessee Honey	10%	10%	11%	—%	—%	—%	11%
Gentleman Jack	16%	16%	13%	—%	—%	2%	16%
Jack Daniel’s Tennessee Fire	(1)%	(1)%	(5)%	—%	1%	2%	(2)%
Jack Daniel’s Tennessee Apple	143%	143%	(17)%	—%	(2)%	115%	96%
Other Jack Daniel’s Whiskey Brands	(6)%	(6)%	(8)%	—%	(1)%	12%	3%
Woodford Reserve	17%	17%	14%	—%	—%	5%	19%
Rest of Whiskey	7%	7%	14%	2%	(1)%	4%	20%
Tequila	36%	3%	5%	—%	6%	1%	13%
el Jimador	(2)%	(2)%	4%	—%	2%	2%	9%
Herradura	(15)%	(15)%	(4)%	—%	3%	—%	(2)%
Rest of Tequila	49%	23%	19%	—%	16%	1%	36%
Wine	8%	8%	15%	—%	—%	(3)%	11%
Vodka	(19)%	(19)%	(21)%	—%	2%	(2)%	(20)%
Rest of Portfolio	(3)%	(3)%	14%	(2)%	(12)%	(3)%	(2)%
Non-Branded and Bulk	NM	NM	(34)%	1%	(1)%	—%	(33)%
Total Portfolio	15%	1%	(1)%	—%	1%	4%	4%
Other Brand Aggregations
American whiskey	13%	2%	(1)%	—%	—%	5%	4%
Premium bourbons	18%	18%	18%	—%	—%	4%	22%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Six Months Ended October 31, 2020

Geographic Area[3]	Net Sales[2]
	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	3%	—%	—%	6%	9%
Developed International	10%	—%	(4)%	4%	10%
United Kingdom	11%	—%	(8)%	2%	4%
Germany	26%	—%	(4)%	—%	23%
Australia	27%	—%	(2)%	—%	25%
France	17%	—%	(4)%	—%	13%
Rest of Developed International	(14)%	—%	(1)%	9%	(6)%
Emerging	(13)%	—%	9%	4%	—%
Mexico	(3)%	—%	14%	—%	11%
Poland	13%	—%	(2)%	—%	11%
Russia	(25)%	1%	10%	(1)%	(15)%
Rest of Emerging	(22)%	—%	9%	8%	(6)%
Travel Retail	(49)%	(1)%	—%	(10)%	(59)%
Non-Branded and Bulk	(34)%	1%	(1)%	—%	(33)%
Total	(1)%	—%	1%	4%	4%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying gross profit; (c) underlying advertising expenses; (d) underlying selling, general, and administrative (SG&A) expenses; and (e) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) acquisitions and divestitures, (b) foreign exchange, (c) estimated net changes in distributor inventories, and (d) a non-cash write-down of the Chambord brand name. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction costs and integration costs), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). By excluding non-comparable periods, we therefore include the effects of acquired and divested brands only to the extent that results are comparable year over year.
In fiscal 2020, we acquired 100% of the voting interests in The 86 Company, which owns Fords Gin. During the first quarter of fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, which resulted in a pre-tax gain of $127 million. See Note 14 to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2020, for details. This adjustment removes (a) transaction and integration costs related to the acquisition and divestiture, (b) operating activity for The 86 Company for the non-comparable period, which is activity in the first quarter of fiscal 2021, (c) the gain on sale of Early Times, Canadian Mist, and Collingwood, and (d) operating activity for the non-comparable period for Early Times, Canadian Mist, and Collingwood, which is activity in the second quarter for both fiscal 2020 and fiscal 2021. We believe that these adjustments allow for us to better understand our underlying results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use volume information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.

•“Chambord impairment.” During fiscal 2020, we recognized a non-cash impairment charge of $13 million for our Chambord brand name.
We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and the investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
When we provide guidance for underlying change for certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2020 net sales. In addition to markets that are listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are the United Kingdom, Germany, Australia, and France. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, and Russia. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2020 net sales. In addition to brands that are listed by name, we include the following aggregations:
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel's family of brands, Woodford Reserve family of brands (Woodford Reserve), GlenDronach, BenRiach, Glenglassaugh, Old Forester family of brands (Old Forester), Slane Irish Whiskey, and Coopers’ Craft. Also includes the Early Times, Canadian Mist, and Collingwood brands, which we divested on July 31, 2020.
•“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), super-premium American whiskey (defined below), and Early Times, which we divested on July 31, 2020.
◦“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH),

Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Bottled-in-Bond.
◦“Jack Daniel’s RTD and RTP” products include Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Double Jack, Gentleman Jack & Cola, Jack Daniel’s Lynchburg Lemonade, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Berry, Jack Daniel’s Cider, Jack Daniel’s Whiskey & Seltzer, and the seasonal Jack Daniel’s Winter Jack RTP.
◦“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
◦“Super-premium American whiskey” includes Woodford Reserve, JDSB, Gentleman Jack, JDTR, Jack Daniel’s Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.
•“Tequila” includes el Jimador, Herradura family of brands (Herradura), New Mix, Pepe Lopez, and Antiguo.
•“Vodka” includes Finlandia.
•“Wine” includes Korbel Champagne and Sonoma-Cutrer wines.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.
•“Depletions.” We generally record revenues when we ship our products to our customers. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.
•“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry. Consumer takeaway refers to the purchase of product by consumers from retail outlets, including products purchased through e-premise channels, as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of how consumer demand is trending.